PRICING SUPPLEMENT NO. 067                                      Dated: June 15, 1999                Rule 424(b)(2)
(To Prospectus dated December 1, 1997                                                               File No. 333-38931
and Prospectus Supplement dated December 5, 1997)
This Pricing Supplement consists of 27 pages

SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(REGISTERED NOTES)
DUE MORE THAN NINE MONTHS FROM DATE OF ISSUE

GENERAL INFORMATION
Principal Amount or Face Amount:                                         $35,220,000
Issue Price:                                                             100%
Proceeds to Company on original issuance:                                $35,220,000
Commission or Discount on original issuance                              None
Salomon Smith Barney Inc.'s capacity on original issuance:               | | As agent                |X|      As principal

If as principal:

| | The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.

|X| The Registered Notes are being offered at a fixed initial public offering price of 100% of Principal Amount or Face Amount.

Original Issue Date:                                              June 15, 1999

Stated Maturity:                                                  June 15, 2006

Specified Currency:
(If other than U.S. Dollars)

Authorized Denominations:
(If other than as set forth in
the Prospectus Supplement)

Trustee: The Bank of New York, under an indenture dated as of October 27, 1993, as amended from time to time. Section numbers in the Bank of New York Senior Debt Indenture take the form "1.01", "2.01" and so forth, rather than "101", "201" and so forth. Section references in the accompanying Prospectus and Prospectus Supplement should be read accordingly.

COMPUTATION AND PAYMENT OF INTEREST AND PRINCIPAL

Interest Payment Dates:                                                 15th of June and December
First interest payment date is December 15, 1999
Accrue to Pay:                                                          | | Yes      |X| No
Indexed Principal Note:                                                 | | Yes      |X| No
Type of Interest on Note:                          |X|  Fixed Rate      | | Floating Rate                | | Indexed Rate
Interest Rate (Fixed Rate Notes):                       0.25%
Initial Interest Rate (Floating Rate Notes):            N.A.
Base Rate:      | | CD Rate                                             | | Commercial Paper Rate        | | Federal Funds Rate
                | | LIBOR Telerate                                      | | LIBOR Reuters                | | Treasury Rate
                | | Treasury Rate Constant Maturity                     | | Other (See Attached)

Calculation Agent (If other than Citibank):                         |X| Salomon Smith Barney Inc.
                                                                    | | Other (See Attached)
Computation of Interest:                                            | | 30 over 360                       | |   Actual over Actual
(If other than as set forth in the                                  | | Actual over 360                   | |   Other (See Attached)
Prospectus Supplement)

Interest Reset Dates:                                               N.A.

Rate Determination Dates:                                           N.A.
(If other than as set forth in
the Prospectus Supplement)

Index Maturity:                                                     N.A.

Spread (+/-):                                                       N.A.

Spread Multiplier:                                                  N.A.

Change in Spread, Spread Multiplier
or Fixed Interest Rate prior to Stated Maturity:                    | | Yes                               |X|  No

Maximum Interest Rate:                                              N.A.

Minimum Interest Rate:                                              N.A.

AMORTIZATION

Amortizing Note:                                                    | | Yes                               |X|  No

REDEMPTION, REPAYMENT, ORIGINAL ISSUE DISCOUNT

Optional Redemption:                                                |X| Yes                               | |  No

          Optional Redemption Dates:                                See attached.
          Redemption Prices:                                        See attached.
          Redemption:                                               |X|  In whole only and not in part    | |  May be in whole or in
                                                                                                               part
Optional Repayment:                                                 |X| Yes                               | |  No

          Optional Repayment Dates:                                 See attached.
          Optional Repayment Prices:                                See attached.

Discount Note:                                                      | | Yes                               |X|  No

          Total Amount of OID:
          Yield to Maturity:

LISTING, SECURITIES IDENTIFICATION INFORMATION

Listed on American Stock Exchange, subject to official notice of
issuance:                                                           |X| Yes                               | |  No

CUSIP:                                                              79548E CU4

PRICING SUPPLEMENT NO. 067
(To Prospectus dated December 1, 1997
and Prospectus Supplement dated December 5, 1997)

Medium Term Notes, Series H

                            DESCRIPTION OF THE NOTES

GENERAL

         The description in this Pricing Supplement of the particular terms of the 0.25% Cash Exchangeable Notes Linked to a Basket of Telecommunications Stocks offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. See "Definitions" beginning on p. 9 for the definition of certain terms used herein. Terms used but not defined herein have the meanings given to them in the Prospectus or the Prospectus Supplement.

RISK FACTORS

         An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

-- Comparison To Other Securities

         The terms of the Notes differ from those of ordinary debt securities in that the Notes are exchangeable for cash at the option of the holder and are redeemable at our option for an amount that is not fixed at the time the Notes are issued, but is instead based on the prices of five Underlying Securities.

         No Equity Appreciation if Value of Basket of Underlying Securities Does Not Increase At Least 13%. The opportunity for equity appreciation afforded by an investment in the Notes is less than the opportunity for equity appreciation afforded by an investment in the Underlying Securities. You will not participate in any equity appreciation unless (1) the Notes are called or exchanged and (2) on the date the exchange is effected (or, if the Notes are called for redemption by the Company, on the Trading Day before the Company Notice Date), Parity exceeds the Call Price, which would require an appreciation in the value of the Basket of Underlying Securities at such time of approximately 13% from the value of the Basket of Underlying Securities on May 28, 1999. In addition, even if this condition is met at that time, you will not participate in approximately the first 13% of the appreciation of the value of the Basket from May 28, 1999.

         Return Does Not Reflect Dividends. Your return on the Notes will not reflect the return you would realize if you actually owned the Underlying Securities and received the dividends paid on those Underlying Securities because the Notes do not take into consideration the value of the dividends paid on those Underlying Securities.

         Price of the Underlying Securities May Decline During the Period from the Exercise of Our Call Right to the Date of Redemption. Following the exercise of our Call Right up to and including the date on which such redemption is effected, you are subject to the risk of a depreciation in the value of the Underlying Securities, and therefore a reduction in the amount you would receive upon redemption. Unlike the case with most conventional convertible debt securities, such risk may cause you to receive less than the Call Price in respect of your Notes in certain circumstances. Although you can limit this risk by immediately exercising your Exchange Right on the Company Notice Date, you cannot entirely eliminate this risk with respect to a decline in the value of the Basket of Underlying Securities on the relevant Company Notice Date.

         Low Interest Rate; Possible Low Yield. The interest rate on the Notes will be only 0.25%. As a result, if Parity is less than, equal to or only slightly greater than the Call Price over the term of the Notes (resulting in your receiving an amount, upon exchange or redemption, that is equal to or slightly greater than the principal amount of your Notes), the effective yield on your Notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of the Company.

-- Relationship Of The Notes And The Underlying Securities

         You have no rights against the Underlying Issuers even though (1) the Exchange Amount is based on the prices of the Underlying Securities, and (2) the market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the value of the Basket of Underlying Securities above the value of the Basket on May 28, 1999. The historical prices of the Underlying Securities, included in this Pricing Supplement under "Historical Data on the Underlying Securities", are not an indicator of the future performance of the Underlying Securities during the term of the Notes. While the trading prices of the Underlying Securities will affect the trading price of the Notes, it is impossible to predict whether the prices of the Underlying Securities will rise or fall. The Underlying Issuers are not in any way involved in this offering and have no obligations relating to the Notes or to holders of the Notes. In addition, you will have no voting rights with respect to the Underlying Securities.

         The Notes are exchangeable solely for cash and are payable in cash at maturity and do not represent any right to receive any of the Underlying Securities or any other securities. The prices of the Underlying Securities serve solely to determine the amount that may be payable on the Notes upon exchange at the option of the holder thereof and upon redemption at the option of the Company.

         There can be no assurance that each of the Underlying Issuers will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will distribute any reports, proxy statements and other information required thereby to its shareholders. In the event that any of the Underlying Issuers cease to be subject to such reporting requirements and the Notes continue to be outstanding, pricing information for the Notes may be more difficult to obtain and the value and liquidity of the Notes may be adversely affected.

-- Factors Affecting Trading Value of the Notes

         We believe that the value of the Notes in the secondary market will be affected by supply and demand for the Notes, the value of the Basket of Underlying Securities and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

         Underlying Securities Prices. The trading price of the Notes at any time may be affected by changes in the prices of the Underlying Securities. Trading prices of the Underlying Securities will be influenced by the Underlying Issuers' results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which the Underlying Securities are traded and the market segment of which the Underlying Issuers are a part. Trading prices of the Underlying Securities also may be influenced if we, the Underlying Issuers or any other entity hereafter issues securities with terms similar to the Notes or transfers shares of Underlying Securities. In addition, the prices of the Underlying Securities could become more volatile and could be depressed by hedging or arbitrage trading activity that may develop involving the Notes and the Underlying Securities. See "Use of Proceeds and Hedging" in the accompanying Prospectus.

         Call Feature. Our ability to call the Notes prior to their maturity date is likely to limit the secondary market price at which the Notes will trade. We believe that if we did not have the right to call the Notes, the secondary market price of the Notes could be significantly different.

         Interest Rates. Because the Notes repay, at a minimum, the principal amount at maturity, we expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the Notes may be adversely affected, and if U.S. interest rates decrease, the trading value of the Notes may be favorably affected.

         Volatility of the Value of the Basket. Volatility is the term used to describe the size and frequency of market fluctuations. Because the Basket is based on a relatively small number of securities, the value of the Basket may be subject to greater volatility. If the volatility of the value of the Basket increases or decreases, the trading value of the Notes may be adversely affected.

         Time Remaining to Maturity. The Notes may trade at a value above that which would be expected based on the level of interest rates and the prices of the Underlying Securities. Any such difference will reflect a "time premium" resulting from expectations concerning the prices of the Underlying Securities during the period prior to the maturity of the Notes. However, as the time remaining to the maturity of the Notes decreases, this time premium may decrease, adversely affecting the trading value of the Notes.

         Dividend Yields. If dividend yields on the Underlying Securities increase, we expect that the value of the Notes may decrease, since the Exchange Amount will not reflect the value of such payments. Conversely, if dividend yields on the Underlying Securities decrease, the value of the Notes may increase.

         Company Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the Notes.

         Economic Conditions and Earnings Performance of Underlying Issuers. General economic conditions and earnings results of the Underlying Issuers and real or anticipated changes in such conditions or results may affect the market value of the Notes.

         We want you to understand that the impact of one of the factors specified above, such as an increase in prices of the Underlying Securities, may offset some or all of any change in the trading value of the Notes attributable to another factor, such as an increase in interest rates,.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

-- Some Underlying Securities Are American Depositary Receipts

         Two of the Underlying Securities (Nokia and Ericsson) are American Depositary Receipts ("ADRs"), which represent the shares of foreign issuers. While the market for the shares represented by an ADR will generally be in the country in which the foreign issuer is organized and while trading in that market will generally be based on that country's currency, ADRs trade in U.S. currency.

         Although an ADR is a distinct security from the shares it represents, the trading characteristics and valuation of an ADR will usually, but not necessarily, mirror the characteristics and valuation of the shares represented by the ADR. Active trading volume and efficient pricing in the principal market in the home country for the shares represented by an ADR will usually, but not necessarily, indicate similar characteristics in respect of that ADR. Because of the size of an offering of ADRs outside the home country and/or other factors that have limited or increased the float of certain ADRs, the liquidity of those ADRs may be less than or greater than the liquidity of the shares represented by the ADRs. In addition, the terms and the conditions of depositary facilities may result in less liquidity or lower market values for the ADRs than for the shares they represent. Inasmuch as a holder of an ADR may surrender the ADR in order to take delivery of and trade the shares represented by the ADR, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the shares represented by the ADRs that is not liquid will generally result in an illiquid market for those ADRs.

-- Some Underlying Issuers Are Non-U.S. Issuers

         Three of the underlying issuers (Nokia, Ericsson and Nortel) are non-U.S. issuers. There are certain risks involved in investing in securities of foreign companies, which are in addition to the usual risks inherent in U.S. investments. These risks include those resulting from fluctuations in currency exchange rates, revaluation of currencies, future adverse political and economic developments and the possible imposition of currency exchange controls or other foreign governmental laws or restrictions, reduced availability of public information concerning issuers and the lack of uniform accounting, auditing and financial reporting standards or of other regulatory practices and requirements comparable to those applicable to domestic companies. Moreover, securities of many foreign companies may be less liquid and their prices more volatile than those of securities of comparable domestic companies. In addition, with respect to certain foreign countries, there is the possibility of expropriation, nationalization, confiscatory taxation and limitations on the use or removal of funds or other assets including the withholding of dividends. Foreign securities may be subject to foreign government taxes that could reduce the yield on such securities. The adoption of exchange control regulations and other legal restrictions could also have an adverse impact on the marketability or prices of Underlying Securities of non-U.S. issuers. In addition, non-U.S. issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to U.S. issuers.

         The prices of the securities of non-U.S. issuers may also be affected by political, economic, financial and social factors in the relevant country or region. These factors (including the possibility that recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect the price of securities of non-U.S. issuers. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

-- Dilution of the Underlying Securities

         The Basket Composition Ratio for each Underlying Security or, in certain circumstances, the determination of the value of the Basket, is subject to adjustment for a number of events arising out of stock splits and combinations, stock dividends, a number of other transactions involving the Underlying Issuers, as well as for the liquidation, dissolution or winding up of an Underlying Issuer. You should refer to the section " - - Adjustment to Basket Composition Ratios; Reorganization Events". The Basket Composition Ratios and the determination of the value of the Basket will not be adjusted for other events that may adversely affect the price of an Underlying Security, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the Exchange Amount to the prices of the Underlying Securities, these other events may reduce the value of the Exchange Amount. There can be no assurance that the Underlying Issuers will not make offerings of common shares or take such other action in the future, or as to the amount of such offerings, if any.

-- Possible Illiquidity of the Secondary Market

         The Notes have been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the symbol "TCE.A". However, it is not possible to predict how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. There is currently no secondary market for the Notes. Accordingly, the liquidity of the Notes may be limited. Salomon Smith Barney Inc. currently intends, but is not obligated, to make a market in the Notes. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of Notes with liquidity or that it will continue for the life of the Notes.

-- Affiliation of the Company and the Calculation Agent

         Because Salomon Smith Barney Inc., the Calculation Agent, is an affiliate of ours, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Exchange Amount or whether a Market Disruption Event has occurred. See "Description of the Notes -- Market Disruption Events" below. Salomon Smith Barney Inc., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the value of the Basket that the Calculation Agent may be required to make prior to their dissemination. Salomon Smith Barney Inc. is obligated to carry out its duties and functions as the Calculation Agent in good faith and using its reasonable judgment. Salomon Smith Barney Inc. may also engage in certain activities in connection with hedging the Company's obligation under the Notes. See "Use of Proceeds and Hedging" in the accompanying Prospectus.

-- Purchases and Sales by Affiliates of the Company

         The Company, Salomon Smith Barney Inc. and other affiliates of ours may from time to time buy or sell the underlying securities or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks.

-- Potential Federal Income Tax Consequences

         Because the Notes will be treated by the Company as contingent payment debt obligations of the Company, and because by accepting a Note holders thereof agree to this treatment of the Notes, United States holders of a Note will be required to include original issue discount for U.S. federal income tax purposes ("Tax OID") in gross income on a constant yield basis over the term of such Note. Such Tax OID will be includible in a U.S. holder's gross income (as ordinary income) over the term of the Note even though the amount of Tax OID included in income in each year will exceed semi-annual interest payments to be made on the Note prior to maturity or the exercise by the Company of its Call Right or the holder of its Exchange Right. The amount of the Tax OID is calculated based in part on an assumed amount payable upon exchange or redemption. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a Note or whether the Company will exercise its Call Right or any holder will exercise its Exchange Right. If the amount actually paid by the Company upon exchange or redemption is, in fact, less than this assumed amount, or if the neither the Company nor the United States holder exercises, respectively, the Call Right or the Exchange Right, then the United States holder will have recognized taxable income in periods prior to exchange, redemption or maturity that exceeds such holder's economic income from holding the Note during such periods (with an offsetting ordinary loss upon exchange or redemption or at maturity). If the Company exercises its Call Right, or the United States holder exercises its Exchange Right or otherwise disposes of the Note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). See "Certain United States Federal Tax Considerations" in the Prospectus Supplement.

EXCHANGE RIGHT

         On any Exchange Date, by following the procedures described under "Description of Registered Notes - Optional Redemption, Repayment and Repurchase" in the Prospectus Supplement (but without regard to the timing requirements set forth therein), you will have the right to exchange (the "Exchange Right") each $1,000 principal amount of Notes you then hold for an amount in cash equal to the Exchange Amount. We will make this payment three Business Days after the Exchange Date, as long as the Trustee has received delivery of the Notes on the Exchange Date.

         We will not pay accrued and unpaid interest on Notes that you exchange under your Exchange Right. Notwithstanding the foregoing, we will pay you accrued interest up to and including the earlier of the Exchange Date and June 15, 2001, if:

     - you exercise your Exchange Right after we call the Notes for mandatory redemption for cash in an amount per $1,000 principal amount of Notes equal to the Exchange Amount, and

     -    the Company Notice Date is on or before June 15, 2001, and

     -    the Call Date is on or after June 16, 2001.

         If you exchange your Notes after a record date for the payment of interest but before the Interest Payment Date relating to that record date, we will subtract from the Exchange Amount a cash amount equal to the interest payable on that Interest Payment Date on the principal amount you exchange. We will retain this amount and you will not be entitled to receive it.

CALL RIGHT

         On or after June 16, 2001, upon not less than 30 nor more than 60 days' notice to holders of the Notes in the manner described below, we may call the Notes (the "Call Right"), in whole and not in part, for mandatory redemption for cash in an amount per Note equal to:

     - the Exchange Amount, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is greater than the Call Price, or

     - the Call Price, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than or equal to the Call Price.

         Once we call the Notes, unless you have already exercised your Exchange Right, we will pay you the Call Price or the Exchange Amount, as the case may be:

     - on the Call Date specified in the notice of mandatory redemption, if we pay you the Call Price, or

     - three Business Days after the Call Date, if we pay you the cash amount equal to the Exchange Amount.

         We will not pay accrued but unpaid interest on the Notes if we call them for mandatory redemption at the Exchange Amount. We will pay accrued and unpaid interest up to and including the Call Date on the Notes if we call them for mandatory redemption at the Call Price. Notwithstanding the foregoing, if the Call Date for a redemption at the Call Price falls after a record date for the payment of interest but before the Interest Payment Date, we will subtract from the Call Price a cash amount equal to the difference between (1) the total interest payment that would have been payable on that Interest Payment Date had the Notes not been redeemed and (2) the amount of accrued interest payable to you through the Call Date. We will retain this amount and you will not be entitled to receive it.

         On or after the Company Notice Date, you will continue to be entitled to exercise your Exchange Right, unless we have called the Notes for redemption at the Call Price.

         Notices to holders of the Notes will be published in a leading daily newspaper in The City of New York, which is expected to be The Wall Street Journal. Notwithstanding the foregoing, so long as the Notes are represented by Global Securities and such Notes are held on behalf of the Depositary, any such notice may, at the Company's option in lieu of publication, be given by delivery to the Depositary, in which event such notice shall be deemed to have been given to holders of the Notes on the seventh Trading Day after the day on which such notice is delivered.

THE BASKET

         The "Basket" is comprised of the following five stocks or ADRs (together, the "Underlying Securities") as weighted below based on their Closing Prices on May 28, 1999 (to achieve a Basket value of $100 on that date):


                                          Underlying Security (Ticker         Initial Percent         Basket Composition
                                                    Symbol/                      of Basket                   Ratio
     Underlying Issuer                       Listing/Stock or ADR)
     -----------------                    ---------------------------         ---------------         ------------------

Lucent Technologies Inc.                      LU (NYSE, stock)                        35%                 0.615385

Nokia Corporation                             NOK (NYSE, ADR)                         15%                 0.211268

LM Ericsson Telephone Company                 ERICY (Nasdaq, ADR)                     15%                 0.556845

Nortel Networks Corporation                   NT (NYSE, stock)                        15%                 0.200000

Tellabs Inc.                                  TLAB (Nasdaq, stock)                    20%                 0.341880


         The value of the Basket on any Trading Day will equal the sum of the products of each Underlying Security's Closing Price by that Underlying Security's Basket Composition Ratio. The Basket Composition Ratios are subject to adjustment for certain corporate events. See " - - Adjustments to Basket Composition Ratios; Reorganization Events" below.

DEFINITIONS

         "Call Date" means the date, from and including June 16, 2001, specified in the notice of mandatory redemption, which must be not less than 30 nor more than 60 days after the Company Notice Date.

         "Call Price" means $1,000 for each $1,000 principal amount of Notes.

         "Closing Price" means, with respect to any security on any date of determination, the closing sale price (or, if no closing price is reported, the last reported sale price) of the security:

     - on the New York Stock Exchange ("NYSE") or any successor exchange on that date, or

     - if the security is not listed for trading on the NYSE on that date, as reported on the Nasdaq National Market of the Nasdaq Stock Market, Inc., or

     - if the security is not listed for trading on the NYSE or quoted on the Nasdaq National Market on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is listed, or

     - if the security is not listed on any such exchange or quoted on the Nasdaq National Market, the last quoted bid price for the security in the over-the-counter market as reported by Nasdaq, the National Quotation Bureau or similar organization, or

     - if this bid price in unavailable, the market value of the security on that date determined by a nationally recognized independent investment banking firm, which may be the Calculation Agent, retained for this purpose by us.

In the event that an Underlying Security in the form of an ADR is delisted from the NYSE or the Nasdaq National Market, as the case may be, or the related American Depositary Receipt program is terminated, the Calculation Agent will determine the Closing Price of the Underlying Security based on the closing price of the security represented by that ADR on its primary international exchange, making any adjustments it deems appropriate in its sole discretion, including adjustments relating to exchange rates and the number of shares represented by each ADR.

         "Company Notice Date" means any Trading Day, from and including April 17, 2001, on which we are entitled to give notice to call the Notes for mandatory redemption and on which we issue the notice of mandatory redemption.

         "Exchange Amount" means the product of the Exchange Ratio and the value of the Basket on, in the case of your Exchange Right, the applicable Exchange Date or, in the case of our Call Right, the Call Date, in each case as calculated by the Calculation Agent.

         "Exchange Date" means any Trading Day from and including July 28, 1999 through and including the Trading Day prior to the earliest of (1) maturity, (2) the Call Date, and (3) if we call the Notes for cash at the Call Price, as described under " - - Early Redemption", the Company Notice Date.

         "Exchange Ratio" means 8.8496.

         "Parity" with respect to any Trading Day means the Exchange Ratio times the value of the Basket on that Trading Day, as determined by the Calculation Agent.

         A "Trading Day" means a day on which trading is generally conducted in the Nasdaq National Market and on the NYSE, as determined by the Calculation Agent, and on which a Market Disruption Event has not occurred.

ADJUSTMENTS TO BASKET COMPOSITION RATIOS; REORGANIZATION EVENTS

         The Basket Composition Ratios will be subject to adjustment from time to time in certain situations. Any such adjustments could have an impact on the Exchange Amount. The Company will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the Indenture trustee with notice of any such adjustment. In the case of Underlying Securities that are ADRs, (1) the Company may in its sole discretion make any adjustment to reflect transactions that affect either the ADRs or the securities represented by the ADRs, and (2) for purposes of this section, the term "Underlying Security", as applied to an Underlying Security that is an ADR, includes the number of securities represented by the ADR.

         If any Underlying Issuer, after the closing date of the offering contemplated hereby,

         (1) pays a stock dividend or makes a distribution with respect to that issuer's Underlying Security in shares of such security,

         (2) subdivides or splits that issuer's outstanding Underlying Securities into a greater number of securities,

         (3) combines that issuer's outstanding Underlying Securities into a smaller number of securities, or

         (4) issues by reclassification of that issuer's Underlying Securities any shares of other common stock or ADRs, as the case may be, of the Underlying Issuer,

then, in each such case, the Underlying Security's Basket Composition Ratio will be multiplied by a dilution adjustment equal to the number of shares or ADRs of that issuer's Underlying Security, or in the case of a reclassification referred to in (4) above, the number of shares of other common stock or ADRs, as the case may be, of the Underlying Issuer, issued pursuant thereto, or the fraction thereof, that a holder who held one of that issuer's Underlying Security immediately prior to such event would be entitled solely by reason of such event to hold immediately after such event.

         If any Underlying Issuer, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of that issuer's Underlying Securities entitling them to subscribe for or purchase the Underlying Securities at a price less than the Then-Current Market Price of one Underlying Security other than rights to purchase Underlying Securities pursuant to a plan for the reinvestment of dividends or interest, then, in each such case, the Basket Composition Ratio for that Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of that issuer's Underlying Securities outstanding immediately prior to the time the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional Underlying Securities of that issuer offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which will be the number of that issuer's Underlying Securities outstanding immediately prior to the time the adjustment is effected, plus the number of additional Underlying Securities of that issuer which the aggregate offering price of the total number of that issuer's Underlying Securities so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Then-Current Market Price, which will be determined by multiplying the total number of Underlying Securities so offered for subscription or purchase by the exercise price of such rights or warrants and dividing the product so obtained by such Then-Current Market Price. To the extent that, after the expiration of such rights or warrants, that issuer's Underlying Securities offered thereby have not been delivered, the Basket Composition Ratio for the Underlying Security will be further adjusted to equal the Basket Composition Ratio which would have been in effect had such adjustment for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Underlying Securities actually delivered.

         If any Underlying Issuer, after the closing date, declares or pays a dividend or makes a distribution to all holders of its Underlying Securities, in either case, of evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to above, or issues to all holders of its Underlying Securities rights or warrants to subscribe for or purchase any of its securities other than rights or warrants referred to above, then, in each such case, the Basket Composition Ratio for that issuer's Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Security, and the denominator of which will be such Then-Current Market Price less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) as of the time the adjustment is effected of the portion of the assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Security. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which this paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the fair market value of such indebtedness, assets, rights or warrants (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to one Underlying Security of that issuer.

         If, after the closing date, any Underlying Issuer declares a record date in respect of a distribution of cash, other than any permitted dividends described below, any cash distributed in consideration of fractional shares of that issuer's Underlying Securities and any cash distributed in a Reorganization Event, by dividend or otherwise, to all holders of that issuer's Underlying Securities, or makes an excess purchase payment, then the Basket Composition Ratio for the Underlying Security will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Security on such record date, and the denominator of which will be such Then-Current Market Price less the amount of such distribution applicable to one Underlying Security which would not be a permitted dividend, or, in the case of an excess purchase payment, less the aggregate amount of such excess purchase payment for which adjustment is being made at such time divided by the number of Underlying Securities outstanding on such record date.

         For purposes of these adjustments, a permitted dividend is any quarterly cash dividend in respect of an Underlying Security, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of such dividend results in an annualized dividend yield on the Underlying Security in excess of 10%. An excess purchase payment is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by the Underlying Issuer with respect to one of that issuer's Underlying Security acquired in a tender offer or exchange offer by the Underlying Issuer, over (y) the Then-Current Market Price of the Underlying Security. Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution or excess purchase payment to which this paragraph would otherwise apply, the denominator in the fraction referred to in the formula in the preceding paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by this paragraph not be made and in lieu of such adjustment, on the maturity date, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by such holder multiplied by the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date such dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the Underlying Security in such a tender offer or exchange offer applicable to one Underlying Security.

         Each dilution adjustment shall be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the applicable Underlying Securities entitled to receive such dividend, distribution or issuance or, if the announcement of any such dividend, distribution, or issuance is after such record date, at the time such dividend, distribution or issuance shall be announced by the Underlying Issuer;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of such transaction;

     - in the case of any excess purchase payment for which the Underlying Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of such announcement; and

     - in the case of any other excess purchase payment on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

         All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment to any Basket

Composition Ratio will be required unless such adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or such dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon such cancellation, failure of approval or failure to occur, the Basket Composition Ratio will be further adjusted to the Basket Composition Ratio which would then have been in effect had adjustment for such event not been made. If a Reorganization Event occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Basket Composition Ratio in respect of such events will not be rescinded but will be applied to the new Basket Composition Ratio provided for below.

         "Then-Current Market Price" of any Underlying Security, for the purpose of applying any dilution adjustment, means the Closing Price of one Underlying Security for the trading day immediately prior to the time such adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately prior to the earlier of the time such adjustment is effected and the related ex-date. The "ex-date" with respect to any dividend, distribution or issuance is the first date on which the Underlying Security trades regular way on its principal U.S. market without the right to receive such dividend, distribution or issuance.

         For purposes of this section, "trading day" as to any Underlying Security means a day on which that Underlying Security (A) is not suspended from trading on any national or regional securities exchange, securities market or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary U.S.
market for the trading of such security.

         In the event of any of the following "Reorganization Events":

     - any consolidation or merger of an Underlying Issuer, or any surviving entity or subsequent surviving entity of an Underlying Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Issuer is the continuing corporation and in which that issuer's Underlying Securities outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Issuer or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of an Underlying Issuer or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of an Underlying Issuer or any successor of an Underlying Issuer with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of an Underlying Issuer or any successor of an Underlying Issuer,

the value of the Basket, upon a call by the Company for mandatory redemption for cash in an amount per $1,000 principal amount of Notes equal to the Exchange Amount or upon exchange at the option of the holder, will be calculated with respect to that issuer's Underlying Security by multiplying the Basket Composition Ratio for that Underlying Security by the Transaction Value (rather than the Closing Price of that Underlying Security), provided that for purposes of determining whether Parity on the trading day preceding the Company Notice Date is less than the Call Price, the value of the Basket will be calculated with respect to that issuer's Underlying Security by multiplying the then-existing Basket Composition Ratio for that Underlying Security by the Transaction Value. At such time, no adjustment will be made to the Basket Composition Ratio of the Underlying Securities.

         "Transaction Value" means the sum of:

         1. for any cash received in a Reorganization Event, the amount of cash received per Underlying Security;

         2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of such property received per Underlying Security (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final); and

         3. for any "Marketable Securities" received in a Reorganization Event, an amount equal to the Closing Price per share of such Marketable Securities on the trading day immediately prior to the maturity date or Exchange Date multiplied by the number of such Marketable Securities received per Underlying Security.

         "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market, Inc. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) of the preceding paragraph will be subject to adjustment if any event that would, had it occurred with respect to any Underlying Security or to an Underlying Issuer, have required an adjustment as described above occurs with respect to such Marketable Securities or the issuer thereof between the time of the Reorganization Event and the maturity date. Adjustment for such subsequent events shall be as nearly equivalent as practicable to the adjustments described above.

MARKET DISRUPTION EVENTS

         "Market Disruption Event" means any of the following events, as determined by Salomon Smith Barney Inc., as Calculation Agent.

                  (a) The suspension or material limitation of trading in one or more of the Underlying Securities which comprise the Basket, for more than two hours of trading or during the one-half hour period preceding the close of trading on the NYSE, the Nasdaq National Market, any other applicable organized U.S. exchange or the primary international exchange on which a security represented by an Underlying Security is traded. For purposes of this definition, limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, the Securities Exchange Commission (the "Commission") or any other self regulatory organization or of similar scope as a replacement for Rule 80B, as determined by the Calculation Agent) shall be considered "material".

                  (b) The suspension or material limitation, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading (whether by reason of movements in price exceeding levels permitted by the relevant exchange or otherwise) in options contracts related to one or more of the Underlying Securities which are traded on any major U.S. or international exchange.

                  (c) The unavailability, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of one or more of the Underlying Securities or in respect of options contracts related to one or more of the Underlying Securities, in each case traded on any major U.S. or international exchange.

         For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to discontinue permanently trading in the relevant options contract will not constitute a Market Disruption Event, (3) any suspension in trading in an options contract on one or more of the Underlying Securities by a major securities market by reason of (x) a price change violating limits set by such securities market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a Market Disruption Event, notwithstanding that such suspension or material limitation is less than two hours, (4) a "suspension or material limitation" on an exchange or in a market will include a suspension or material limitation of trading by one class of investors provided that such suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange or market (but will not include limitations imposed on certain types of trading under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Commission of a similar scope or as a replacement for Rule 80A, as determined by the Calculation Agent) and will not include any time when such exchange or market is closed for trading as part of such exchange's or market's regularly scheduled business hours, and (5) the delisting of an Underlying Security that is an ADR from the NYSE or the Nasdaq National Market, or the termination of an American Depositary Receipt program with respect to an Underlying Security that is an ADR, will not constitute a Market Disruption Event. Under certain circumstances, the duties of Salomon Smith Barney Inc. as the Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of Salomon Smith Barney Inc. as an affiliate of the issuer of the Notes.

                               UNDERLYING ISSUERS

         According to publicly available documents:

         - Lucent Technologies Inc. is in the business of designing, developing and manufacturing communications systems, software and products. Lucent is incorporated under the laws of the State of Delaware. Lucent is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Lucent files reports (including its Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1998 and March 31, 1999), proxy statements and other information with the Commission.

         - Nokia Corporation is in the business of manufacturing mobile phones, supplying digital mobile and fixed networks, and supplying multimedia equipment, satellite and cable receivers, computer monitors as well as other telecommunications products. Nokia is incorporated under the laws of Finland. Nokia is currently subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, Nokia files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 1998) and other information with the Commission.

         - LM Ericsson Telephone Company is in the business of providing advanced systems and products for fixed line and mobile telecommunications in public and private networks. Ericsson is incorporated under the laws of Sweden. Ericsson is currently subject to the informational reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, Ericsson files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31,
                  1998) and other information with the Commission.

         - Nortel Networks Corporation's business consists of the design, development, manufacture, marketing, sale, financing, installation, servicing and support of data and telephone networks for carrier and enterprise customers. Nortel is incorporated under the laws of Canada. Nortel is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Nortel files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999), proxy statements and other information with the Commission.

         - Tellabs Inc. designs, manufactures, markets and services voice, data and video transport and network access systems that are used worldwide by public telephone companies, long-distance carriers, alternate service providers, cellular and other wireless service providers, cable operators, government agencies, utilities, and business end-users. Tellabs is incorporated under the laws of the State of Delaware. Tellabs is currently subject to the informational reporting requirements of the Exchange Act. Accordingly, Tellabs files reports (including its Annual Report on Form 10-K for the fiscal year ended January 1, 1999 and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 1999), proxy statements and other information with the Commission.

         Any registration statement, report, proxy statement or other information of the Underlying Issuers filed with the Commission may be inspected and copied at the offices of the Commission at the addresses listed under "Available Information" in the Prospectus.

         THE UNDERLYING ISSUERS ARE NOT AFFILIATED WITH THE COMPANY, WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE NOTES AND WILL HAVE NO OBLIGATIONS WITH RESPECT TO THE NOTES. THIS PRICING SUPPLEMENT RELATES ONLY TO THE NOTES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING ISSUERS OR THE UNDERLYING SECURITIES.

                  HISTORICAL DATA ON THE UNDERLYING SECURITIES

         Holders of the Notes will not be entitled to any rights with respect to the Underlying Securities (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

LUCENT

         Lucent's common shares are traded on the NYSE under the symbol "LU". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Lucent's common shares, as reported on the NYSE, and the cash dividend per common share of Lucent.

                                                                                                   DIVIDEND
                                                                                                   DECLARED
QUARTER                                                               HIGH              LOW        PER SHARE
-------                                                             ---------         --------     ---------
1996

   Second (from April 4, 1996).............................         $19 25/32         $7 21/32      $0.01875

   Third...................................................          11 15/32          8 15/32       0.01875

   Fourth..................................................          13 1/8           10 3/4         0.01875

1997

   First...................................................          14 29/32         11 5/16        0.01875

   Second..................................................          18 9/32          12 9/16        0.01875

   Third...................................................          22 11/64         18 23/64       0.01875

   Fourth..................................................          20 23/32         19 31/32       0.01875

1998

   First...................................................          31 31/32         18 11/16       0.01875

   Second..................................................          41 19/32         33 1/32        0.02000

   Third...................................................          51 1/8           34 5/8         0.02000

   Fourth..................................................          56 1/32          28 1/2         0.02000

1999

   First...................................................          58 19/32         48             0.02000

   Second (through June 11, 1999)..........................          64 5/8           52 3/8         0.02000

         The closing price of Lucent's common shares on June 11, 1999 was $59 1/16.

         According to Lucent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, as of April 30, 1999, there were 2,672,481,440 common shares of Lucent outstanding.

NOKIA

         Nokia's ADRs are traded on the NYSE under the symbol "NOK". Each Nokia ADR represents one Nokia Share. The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Nokia's ADRs, as reported on the NYSE, and the cash dividend per ADR.

                                                                                                  DIVIDEND
                                                                                                  DECLARED
QUARTER                                                                 HIGH         LOW          PER ADR*
-------                                                               ---------   --------       ---------

1994

   Third (from July 1, 1994)....................................      $7 21/64    $5 17/64          $  --

   Fourth.......................................................       9 11/16     7                   --

1995

   First........................................................      10 11/64     8 57/64             --

   Second.......................................................      15 3/32      9 15/64             --

   Third........................................................      19 3/32     14 7/8         0.145580

   Fourth.......................................................      17 7/32      8 3/16              --

1996

   First........................................................      10           8 1/2               --

   Second.......................................................      10 7/8       7 15/16       0.158245

   Third........................................................      11 1/4       8 3/16              --

   Fourth.......................................................      14 19/32    11                   --

1997

   First........................................................      16 25/32    14 1/8               --

   Second.......................................................      18 53/64    13 15/16      0.171653

   Third........................................................      23 29/64    18 3/16              --

   Fourth.......................................................      25 7/16     16 1/8               --

1998

   First........................................................      27          17 1/32              --

   Second.......................................................      37 9/32     27 5/8         0.282881

   Third........................................................      46          33 13/32             --

   Fourth.......................................................      62 13/32    31 3/8               --

1999

   First........................................................      78 3/16     63 3/4               --

   Second (through June 11, 1999)...............................      84 1/2      69 3/4        0.372369

* Net of withholding taxes.

         The closing price of Nokia's ADRs on June 11, 1999 was $80 9/16.

         According to publicly available information, as of April 23, 1999, there were 1,212,354,948 Shares of Nokia outstanding. Prior to April 12, 1999, Nokia had two classes of common shares, A Shares and K Shares. Effective April 12, 1999, Nokia split both its K Shares and its A Shares 2-for-1 and consolidated both classes of shares into one class of shares.

ERICSSON

         Ericsson's ADRs are quoted on the Nasdaq National Market under the symbol "ERICY". Each Ericsson ADR represents one B share of Ericsson. The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Ericsson's ADRs, as reported on the Nasdaq National Market, and the cash dividend per ADR.

                                                                                              DIVIDEND
                                                                                              DECLARED
QUARTER                                                                 HIGH         LOW      PER ADR*
-------                                                               ---------   --------    ---------
1994

   First...........................................................   $5 31/32     $5 1/64    $      --

   Second..........................................................    6 6/13       5 7/64     0.068443

   Third...........................................................    7 1/64       5 27/32          --

   Fourth..........................................................    7 61/64      6 9/16           --

1995

   First...........................................................    7 29/32      6 47/64          --

   Second..........................................................   10            7 53/64    0.088789

   Third...........................................................   12 7/8        9 1/4            --

   Fourth..........................................................   11 15/16      9                --

1996

   First...........................................................   11 1/2        9 1/8            --

   Second..........................................................   11 19/32      9 5/16     0.127689

   Third...........................................................   12 25/32      9 13/32          --

   Fourth..........................................................   15 3/4       12 3/4            --

1997

   First...........................................................   18           15                --

   Second..........................................................   20 1/4       14 25/32    0.162001

   Third...........................................................   24 3/32      19 9/32           --

   Fourth..........................................................   24 31/32     17 11/32          --

1998

   First...........................................................   24 3/16      17 13/32          --

   Second..........................................................   30 5/8       24 19/32    0.187994

   Third...........................................................   33 13/16     18 3/8            --

   Fourth..........................................................   28 7/8       15 5/8            --

1999

   First...........................................................   28 11/16     21 1/16           --

   Second (through June 11, 1999)..................................   31 3/16      24 3/8      0.204435

* Net of withholding taxes.

         The closing price of Ericsson's ADRs on June 11, 1999 was $31 3/16.

         According to Ericsson's Annual Report on Form 20-F for the fiscal year ended December 31, 1998, as of December 31, 1998, there were 1,787,297,730 B shares of Ericsson outstanding.

NORTEL

         Nortel common shares are traded on the NYSE under the symbol "NT". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Nortel's common shares, as reported on the NYSE, and the cash dividend per common share of Nortel.

                                                                                                   DIVIDEND
                                                                                                   DECLARED
QUARTER                                                                 HIGH         LOW           PER SHARE*
-------                                                               ---------   --------         ---------
1994

   First...........................................................   $ 16 3/4       $14           $ 0.045

   Second..........................................................     15 7/8        13 3/16        0.045

   Third...........................................................     18 5/8        14 1/8         0.045

   Fourth..........................................................     18 1/8        15 13/16       0.045

1995

   First...........................................................     19 13/16      16 1/4         0.045

   Second..........................................................     20 1/8        17 11/16       0.055

   Third...........................................................     19 1/4        17 5/8         0.055

   Fourth..........................................................     21 15/16      15 13/16       0.055

1996

   First...........................................................     25 5/16       20 5/8         0.055

   Second..........................................................     27 9/16       23 11/16       0.065

   Third...........................................................     29 3/8        23 1/2         0.065

   Fourth..........................................................     33 5/8        28 9/16        0.065

1997

   First...........................................................     38 1/2        30 7/8         0.065

   Second..........................................................     45 1/2        31 5/8         0.075

   Third...........................................................     53 13/32      46 17/32       0.075

   Fourth..........................................................     56 5/32       41 5/8         0.075

1998

   First...........................................................     64 5/8        40             0.075

   Second..........................................................     68 7/16       52 1/2         0.075

   Third...........................................................     61 5/16       32 1/16        0.075

   Fourth..........................................................     51 9/16       28 1/16        0.075

1999

   First...........................................................     63 1/8        51             0.075

   Second (through June 11, 1999)..................................     85 3/8        63 7/16        0.075

* Does not reflect withholding taxes.

        The closing price of Nortel's common stock on June 11, 1999 was $83 7/8.

        According to Nortel's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as of March 31, 1999, there were 668,051,483 common shares of Nortel outstanding.

TELLABS

         Tellabs' common shares are quoted on the Nasdaq National Market under the symbol "TLAB". The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for Tellabs's common shares, as reported on the Nasdaq National Market, and the cash dividend per common share of Tellabs.

                                                                                                  DIVIDEND
                                                                                                  DECLARED
QUARTER                                                                 HIGH           LOW        PER SHARE
-------                                                               ---------      --------     ---------

1994

   First...........................................................   $3 45/64       $2 25/32      $    --

   Second..........................................................    4 5/8          3 19/64           --

   Third...........................................................    5 5/8          3 9/16            --

   Fourth..........................................................    6 31/32        5 19/64           --

1995                                                                                                    --

   First...........................................................    7 7/8          5 63/64           --

   Second..........................................................   12 1/32         7 3/32            --

   Third...........................................................   12 3/4         10 1/4             --

   Fourth..........................................................   10 1/2          7 3/4             --

1996                                                                                                    --

   First...........................................................   12 15/16        8 1/4             --

   Second..........................................................   16 23/32       12 1/8             --

   Third...........................................................   18 3/4         13 3/16            --

   Fourth..........................................................   22 5/8         17 7/32            --

1997                                                                                                    --

   First...........................................................   22 15/16       17 1/16            --

   Second..........................................................   28 23/32       17                 --

   Third...........................................................   31 1/2         25 3/4             --

   Fourth..........................................................   29 5/16        23 1/4             --

1998                                                                                                    --

   First...........................................................   34 3/8         22 29/32           --

   Second..........................................................   36 11/16       31 3/16            --

   Third...........................................................   44 1/2         18 27/32           --

   Fourth..........................................................   35 3/4         16 3/4             --

1999                                                                                                    --

   First...........................................................   50 1/32        32 7/8             --

   Second (through June 11, 1999)..................................   62 9/16        48 25/32           --

       The closing price of Tellabs' common shares on June 11, 1999 was $58 3/4.

       According to Tellabs' Quarterly Report on Form 10-Q for the fiscal quarter ended March 2, 1999, as of April 2, 1999, there were 391,541,124 common shares of Tellabs outstanding.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


         The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement.

         Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the Prospectus Supplement.

TAX CHARACTERIZATION OF THE NOTES

         Each Note will be treated by the Company for United States federal income tax purposes as a single debt instrument issued by the Company that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

         UNITED STATES HOLDERS

         Taxation of Interest. A United States holder (as such term is defined in the Prospectus Supplement) of a Note will recognize income (or loss) on a
Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 6.16% (the "comparable yield"). Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 0.25 percent, as well as a payment of $498.3930 at maturity, or upon exchange or redemption (the "Assumed Exchange Amount"). The Assumed Exchange Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

         The comparable yield and the Assumed Exchange Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by the Company with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Exchange Amount do not necessarily represent the Company's expectations regarding such yield, the amount of such payment, or whether the Company will exercise its Call Right or any holder will exercise its Exchange Right.

         Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only upon Interest Payment Dates, at maturity, or upon exchange or redemption.

         The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods:
$31.7652 in 1999, $61.0406 in 2000, $64.8020 in 2001, $68.7952 in 2002, $73.0344
in 2003, $77.5349 in 2004, $82.3126 in 2005 and $39.1081 in 2006.

         Disposition of the Notes. When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity or upon the exercise by the Company of its Call Right or the holder of its Exchange Right) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note and the United States holder's tax basis in the Note. A United States holder's tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder's original purchase price for such Note, plus any Tax OID accrued by the United States holder and less the amount of any payments received by the holder while holding the Note. If the Call Right or the Exchange Right is exercised, respectively, by the Company or the United States holder and the Exchange Amount exceeds the Assumed Exchange Amount, the United States holder will be required to include such excess in income as ordinary interest at maturity, or upon exchange or redemption. Alternatively, if the Call Right or the Exchange Right is exercised and the Exchange Amount is less than the Assumed Exchange Amount, or if neither the Call Right nor the Exchange Right is exercised, the difference between the Assumed Exchange Amount and the Exchange Amount or the amount paid at maturity will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity, exchange or redemption occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss.

         Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

         NON-UNITED STATES HOLDERS

         The discussion in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations -- Non-United States Holders" refers to Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-United States persons. Such regulations are described in the Prospectus Supplement as being effective as of December 31, 1998. The effective date of the regulations has been deferred until December 31, 2000.

                                  ERISA MATTERS

         The purchaser, by its purchase or other acquisition of Notes, is deemed to represent that such purchaser is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to Federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ("ERISA Plan"). Any plan that is subject to
Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the Notes, that such purchase, acquisition, holding and subsequent disposition of such Notes and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Code.